IMMEDIATE	Sarah Roskowsky
Director of Marketing
Phone: (973) 827-2914
Email:sroskowsky@sussexbank.com

Kurt Breitenstein

Promoted to Chief Lending Officer at Sussex Bank

Franklin, NJ, February 16, 2012 – Anthony Labozzetta, President & Chief Executive Officer of Sussex Bank, recently announced the promotion of Kurt Breitenstein to Executive Vice President / Chief Lending Officer.

Kurt is a credit-trained commercial lender with 26 years of banking experience including more than 20 years in credit and lending providing a high level of customer service.  He has strong leadership and management capabilities and is skilled at understanding and structuring a wide variety of credit transactions.

Prior to joining Sussex Bank last June as a Senior Lending Officer, Kurt was a Senior Vice President and Commercial Loan Officer at Greater Community Bank and its successor Valley National Bank for four years.  Before that, he was a First Vice President and Commercial Lending Team Leader at Interchange Bank and its successor TD Banknorth for 12 years.

Kurt holds an MBA in Finance from Long Island University and a Bachelor of Arts degree from Skidmore College.  He is a member of the Risk Management Association and Garden State Credit Associates, and is a board member and Chair of several committees for Habitat for Humanity of Bergen County.

In his role as the Bank’s Chief Lending Officer, Kurt will oversee lending activities throughout the Bank’s operational footprint, including seven experienced commercial lenders and lending offices in Franklin and Rochelle Park.

About Sussex Bancorp

Sussex Bancorp (NasdaqGM: SBBX) is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York, and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.  For additional information, please visit the company's Web site at www.sussexbank.com.